Comparative Performance: Simulated & Historical AI Powered US Equity Index 6 Q4 2023 Fact Sheet Index Returns: Simulated & Historical Source: Solactive, EquBot, HSBC, Bloomberg, from 4/30/2004 to 12/29/2023 AiPEX6 YTD 3Y 5Y Annualized Volatility Bloomberg Ticker 10Y Key Features Index returns as of 12/29/2023 AiPEX6 4.15% compound annual return SPXT5UE 2.99% compound annual return ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-253385 January 16, 2024 An Artificially Intelligent Equity Index with IBM Watson™ The AI Powered US Equity Index 6 ("AiPEX6") is a risk controlled, excess return index. AiPEX6 is comprised of approximately 250 U.S. publicly traded companies, selected monthly based on a process that utilizes artificial intelligence techniques to dynamically select the underlying constituents. Source: Solactive, EquBot, HSBC, Bloomberg, from 4/30/2004 to 6/30/2023. The graph and table above sets forth the hypothetical back-tested performance of the Index from April 30, 2004 through November 19, 2019 and actual index performance thereafter through December 29, 2023. See the risk factors and “Use of Simulated Returns” herein. AI Powered US Equity Index 6 (ER) AiPEX6 S&P 500 Daily RC 5% (ER) SPXT5UE 1Y 0.94% -4.54% 4.22% 32.17% 0.94% 5.86% The HSBC AI Powered US Equity Indexes won the Best New Index award from SPi. This award recognises the best non-traditional index provider of the year, based on methodology, innovation, and value to investors. Winner Best New Index 2021 Information Advantage AiPEX6 is the first and only index to use IBM Watson’s unique insights to continuously learn and analyze millions of pieces of traditional and non-traditional data each day. Equity Selection Applying what it has learned, AiPEX6 objectively evaluates and scores each of the 1,000 largest U.S. publicly traded companies in order to find those whose stock prices are poised for growth and rebalances its portfolio monthly. Risk Control In an attempt to provide steady returns at a reduced risk for the investor, AiPEX6 targets a daily volatility of 6%. SPXT5UE AiPEX6 0 500 1000 1500 2000 2500 3000 '04 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 '16 '17 '18 '19 '20 '21 '22 '23

Risks Relating to the Index AiPEX6 3-Step Investment Process 3. Diversify Companies are assigned portfolio weights, with the largest weights going to the companies with the highest combined scores (subject to diversification and market liquidity limits). 2. Select Approximately 250 companies with the highest combined Financial Health, Management, and News and Information Scores are selected for the portfolio. 1. Score Scores for the 1,000 largest U.S. companies are calculated based on: • Financial Health Score: evaluates a company’s fundamentals and key figures. • Management Score: assesses a company’s management strength and thought leadership. • News & Information Score: measures a company’s market sentiment, economic, and geopolitical risks. Index Collaborators Risk Factors: • The strategy tracked by and views implicit in AiPEX6 and AI Powered US Equity Base Index (the “Base Index”) are not guaranteed to succeed. • AiPEX6 and the Base Index were recently launched and have limited operating history. • AiPEX6 may not approximate the Target Volatility. • The volatility-targeting feature may cause AiPEX6 to perform poorly during certain market conditions. • AiPEX6 varies its exposure to the Base Index. • The performance of AiPEX6 will be reduced by the performance of the reference rate and the embedded fees. • The Base Index selects and weights its underlying constituents based on AI models; the strategies and views implicit in such models and in the Base Index are not guaranteed to succeed. • The method by which the Base Index reweights the underlying constituents and the reallocation period may negatively aect the level of the Base Index. • The Base Index is exposed to equity risk, including from mid-capitalization companies. • Changes in U.S. Treasury rates and the perceived creditworthiness of the United States may aect the level of the Base Index. • AiPEX6 and the Base Index are purely notional. Please see the risk factors section of the relevant oering document for any HSBC-issued investment linked to the AI Powered US Equity Index 6 (the “Index”) for a full description of the risks relating to the Index. Important Disclaimer Information This document is for informational purposes only and intended to provide a general overview of the Index and does not provide the terms of any specific issuance of structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Before investing in a specific structured investment, investors should carefully review the relevant disclosure documents which explain in detail the terms of the issuance as well as the risks, tax treatment and other relevant information. Investing in financial instruments linked to the Index is not equivalent to a direct investment in any part of the Index. This document contains market data from various sources other than us and our aliates, and, accordingly, we make no representation or warranty as to the market data’s accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our aliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon. HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any oering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and any related oering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related oering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049. Solactive AG Solactive AG is the administrator and calculation agent of the Index. The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactive AG in any way and Solactive AG makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive AG does not guarantee the accuracy and/or the completeness of the Index and shall not have any liability for any errors or omissions with respect thereto. Solactive AG reserves the right to change the methods of calculation or publication and Solactive AG shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the Index. Solactive AG shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suered or incurred as a result of the use (or inability to use) of the Index. Use of Simulated Returns The Index was launched on November 19, 2019 and therefore has limited historical performance. The Base Index has also recently launched and has similarly limited historical performance. As a result, limited actual historical performance information is available for you to consider in making an independent investigation of the Index, which may make it dicult for you to evaluate the historical performance of the Index and make an informed investment decision than would be the case if the Index and the Base Index had a longer trading history. Hypothetical back-tested performance prior to the launch of the Index and the Base Index provided in this document refers to simulated performance data created by applying the Index and the Base Index's calculation methodologies to historical prices of the underlying constituents and the reference rate. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards underlying constituents that have performed well in the past. Hypothetical back-tested results are neither an indicator nor a guarantor of future results. The hypothetical back-tested performance of the Index prior to November 19, 2019 cannot fully reflect the actual results that would have occurred had the Index actually been calculated during that period, and should not be relied upon as an indication of the Index’s future performance. HSBC operates in various jurisdictions through its aliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC. © 2024 HSBC USA Inc. All rights reserved. All Sources: Solactive, EquBot, HSBC, Bloomberg, from 4/30/2004 to 12/29/2023